UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2023

Graco Inc.
(Exact name of registrant as specified in charter)

Minnesota	001-09249	41-0285640
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88 – 11th Avenue Northeast
Minneapolis,	Minnesota	55413
(Address of principal executive offices)		(Zip Code)

(612)	623-6000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GGG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
Amendment No. 2 to Amended and Restated Credit Agreement

On June 8, 2023, Graco Inc. (the “Company”) entered into an Amendment No. 2 to Amended and Restated Credit Agreement (the “Amendment”) that amends its Amended and Restated Credit Agreement, dated as of March 25, 2021, entered into with U.S. Bank National Association, as administrative agent and a lender, and the other lenders that are parties thereto (as previously amended, restated, supplemented, or otherwise modified, the “Credit Agreement”). The Amendment amended the Credit Agreement by increasing, from $500 million to $750 million, the amount of availability under an unsecured revolving credit facility, as well as increasing, from $200 million to $375 million, the maximum amount of outstanding loans in currencies other than U.S. Dollars. The Amendment also increased, from $250 million to $375 million, the amount by which the size of the credit facility may be increased upon exercise of an accordion feature. The accordion feature may be exercised by means of an increase in the revolving commitments or the addition of term loans.

In addition, the Amendment increased the applicable margin percentages used for purposes of calculating the interest rates applicable to base rate loans and non-base rate loans (e.g., SOFR, EURIBOR, TIBOR and RFR loans), respectively. Under the Amendment, the applicable margin percentages for base rate loans (which ranged from 0.000% to 0.750% under the prior Credit Agreement) range from 0.125% to 0.875% or, if a significant acquisition is completed prior to December 31, 2023, from 0.250% to 0.875%, and the applicable margin percentages for non-base rate loans (which ranged from 1.000% to 1.750% under the prior Credit Agreement) range from 1.125% to 1.875% or, if a significant acquisition is completed prior to December 31, 2023, from 1.250% to 1.875%, in each case depending on the Company’s cash flow leverage ratio. The Amendment also provides that any completed significant acquisition will result in an increase in the range – from 0.150% to 0.250% (up from 0.125% to 0.250%), depending on the Company’s cash flow leverage ratio – of the facility fee rate the Company is required to pay on the average daily unused amount of the loan commitments.

The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1    Amendment No. 2 to Amended and Restated Credit Agreement, dated June 8, 2023, among Graco Inc., the borrowing subsidiaries from time to time party thereto, the banks from time to time party thereto and U.S. Bank National Association, as administrative agent.

104    Cover Page Interactive Data File (included within the Inline XBRL document).

Signature

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRACO INC.

Date:	June 8, 2023	By:	/s/ Joseph James Humke______________________
Joseph James Humke
Its: Executive Vice President, General Counsel and Corporate Secretary